Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Lynne Dragomier

Maytag Corporate Communications

(641) 787-7711

ldragomier@maytag.com

MAYTAG CORPORATION ANNOUNCES DETAILS

FOR 2004 ANALYST CONFERENCE

NEWTON, IOWA—(November 9, 2004)—Maytag Corporation (NYSE: MYG) will hold its 2004 Analyst Conference on Friday, Nov. 19, 2004. During the conference, Maytag will update members of the investment community on its business operations and plans for the future.

Ralph Hake, chairman and CEO, and other Maytag executives will provide details about its ongoing strategy including preferred brands and innovative products, its quality initiatives and manufacturing plans, as well as the “One Company” restructuring and other margin-enhancing opportunities.

“We completed many milestones in 2004 — including a successful systems conversion, a plant closing and good progress in cost reduction and, in the third quarter, saw positive sequential improvement in our financial performance,” said Hake. “However, 2004 has been a challenging year related to Hoover floor care sales volumes and, more particularly, with the rapid increases in steel and energy-related costs.”

Hake pointed out that the company has taken action on several fronts to mitigate these increases, including additional cost reduction efforts, price increases in 2004 and, most recently announced to customers, additional price increases in the range of 5 percent to 8 percent effective Jan. 3, 2005.

“In 2004, we have made great strides in cost containment, but these efforts cannot keep up with the escalating cost increases the industry is experiencing, making price increases necessary,” Hake added.

Also during the conference, Maytag executives will describe the company’s plans for 2005 and comment on earnings expectations for the year. Currently, the company expects earnings per share for 2005 to be in the range of $1.50 to $1.60 per share, including approximately 5 cents in restructuring and related charges.

Web cast Information

The 2004 analysts meeting will be held from 8:30 a.m. to 1:30 p.m. ET at the New York Palace Hotel, 455 Madison Ave., New York City. The company will simultaneously host a web cast from the event on the company’s corporate Web site www.maytagcorp.com. The live presentation can be accessed through the Corporate News Center on Maytag Corporation’s Web site under “CEO presentations,” or by clicking on:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=108840&eventID=964843

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To listen to the live call, persons should go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary computer audio software. For persons unable to listen to the live Internet broadcast, replays will be available on the Maytag Web site through Nov. 23.

Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation’s primary brands are Maytag, Hoover, Jenn-Air, Amana, Dixie-Narco and Jade.

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Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to “Forward-Looking Statements” in the Management’s Discussion and Analysis section of Maytag’s Annual Report on Form 10-K for the year ended January 3, 2004, and each quarter’s 10-Q.

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